Exhibit 99.1

N E W S R E L E A S E

4955 Technology Way ∎ Boca Raton, Florida 33431 ∎ www.geogroup.com

CR-26-07

THE GEO GROUP REPORTS FIRST QUARTER RESULTS

AND INCREASES FULL YEAR 2026 GUIDANCE

•	1Q26 Revenues Increased 17% to $705.2 Million

•	1Q26 Net Income Attributable to GEO Operations Increased 96% to $38.3 Million

•	1Q26 Adjusted EBITDA Increased 32% to $131.4 Million

•	Repurchased approximately 3.6 million shares for $50 million in 1Q26

•	Guidance for FY26 Revenues Increased to $2.95-$3.10 Billion

•	Guidance for FY26 Net Income Attributable to GEO Operations Increased to $153-$166 Million, or $1.15-$1.25 Per Diluted Share

•	Guidance for FY26 Adjusted EBITDA Increased to $525-$545 Million

Boca Raton, Fla. – May 6, 2026 — The GEO Group, Inc. (NYSE: GEO) (“GEO”, “we” or the “Company”), a leading provider of contracted support services for secure facilities, processing centers, and reentry centers, as well as enhanced in-custody rehabilitation, post-release support, and electronic monitoring programs, reported its financial results for the first quarter 2026, increased its full year 2026 financial guidance, and provided its second quarter 2026 financial guidance.

For the first quarter 2026, we reported total revenues of $705.2 million compared to $604.6 million for the first quarter 2025, reflecting a 17 percent increase.

We reported first quarter 2026 net income attributable to GEO Operations of $38.3 million, or $0.29 per diluted share, compared to net income attributable to GEO Operations of $19.6 million, or $0.14 per diluted share, for the first quarter 2025, reflecting a 96 percent increase.

First quarter 2026 results reflect $0.4 million, pre-tax, in combined transaction fees, employee restructuring expenses, and close-out expenses. Excluding these items, we reported adjusted net income for the first quarter 2026 of $38.6 million, or $0.29 per diluted share, compared to $19.6 million, or $0.14 per diluted share, for the first quarter 2025.

We reported first quarter 2026 Adjusted EBITDA of $131.4 million, compared to $99.8 million for the first quarter 2025, reflecting a 32 percent increase.

Our first quarter 2026 results reflect significant revenue growth from the contracts that we entered into throughout 2025. Operating Expenses were favorably impacted by lower-than-expected labor costs compared to our prior financial guidance for the first quarter 2026.

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Contact: Pablo E. Paez		(866) 301 4436
Executive Vice President, Corporate Relations

N E W S R E L E A S E

George C. Zoley, GEO’s Chairman, Chief Executive Officer and Founder, said, “We are very pleased with our first quarter results and improved full year outlook. Our strong performance has been driven by the new growth opportunities we captured in 2025 and are normalizing in 2026. Last year was the most successful period for new business wins in our Company’s history with new or expanded contracts representing up to $520 million in annualized revenues. We expect 2026 to be very active as well and therefore believe that we have upside potential across our diversified business segments.”

“We remain focused on pursuing new growth opportunities and allocating capital to enhance long-term value for our shareholders. Given the intrinsic value of our assets, including 50,000 owned beds at 70 facilities, and our current and expected future growth, we believe that our stock offers a very attractive investment opportunity,” Zoley added.

Operational Highlights

As we have previously disclosed, in 2025, we were awarded new or expanded contracts that represent up to approximately $520 million in new incremental annualized revenues, which represents the largest amount of new business we have won in a single year in our Company’s history.

In our Secure Services segment, we entered into new contracts to house U.S. Immigration and Customs Enforcement (“ICE”) detainees at four facilities totaling approximately 6,000 beds, including three previously idle company-owned facilities in New Jersey, Michigan, and Georgia and a management services contract in Florida. We also reactivated our company-owned Adelanto ICE Processing Center in California, which was already under contract but had been underutilized due to a long-standing COVID-related court case. These facility activations represent annualized revenues of approximately $300 million.

We have also experienced a significant expansion in our secure transportation services on behalf of both ICE and the U.S. Marshals Service. In 2025, we entered into new or amended contracts to expand secure ground transportation services at four existing ICE facilities and at our three newly activated company-owned ICE facilities, and the support services that we provide under our ICE air transportation subcontract have continued to steadily increase. In addition, in 2025, we signed a new five-year contract with the U.S. Marshals covering 26 federal judicial districts and spanning 14 states. Overall, these new and expanded transportation services contracts are valued at approximately $60 million in incremental annualized revenue.

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Contact: Pablo E. Paez		(866) 301 4436
Executive Vice President, Corporate Relations

N E W S R E L E A S E

Importantly, in 2025, we were awarded a new two-year contract for the Intensive Supervision and Appearance Program (“ISAP”), which provides electronic monitoring and case management services for individuals on the non-detained docket. ISAP relies on several forms of monitoring, including GPS ankle bracelets or wrist-worn devices and the SmartLINK mobile application. The number of ISAP participants on GPS ankle bracelets has increased to more than 48,000 currently from 17,000 in early 2025. Correspondingly, the number of ISAP participants on the SmartLINK mobile application has declined to approximately 131,000 currently from approximately 159,000 in early 2025. We have also seen an increase in the number of ISAP participants assigned to case management, which involves staff interaction and monitoring for approximately 111,000 individuals currently.

In the fourth quarter 2025, we were also awarded a new two-year contract by ICE for the provision of skip tracing services, valued at up to $60 million in revenues per year. We began providing skip tracing services under this new two-year contract in March 2026.

At the state level, we were awarded two new managed-only contracts in 2025 from the Florida Department of Corrections, valued at approximately $100 million in combined annualized revenues. The 1,884-bed Graceville Facility and the 985-bed Bay Facility are scheduled to transition to GEO management on July 1, 2026.

Financial Guidance

Today, we increased our financial guidance for the full year 2026 and issued our financial guidance for the second quarter 2026. We expect full year 2026 Net Income Attributable to GEO Operations to be in a range of $153 million to $166 million, or $1.15 to $1.25 per diluted share on annual revenues of $2.95 billion to $3.10 billion and based on an effective tax rate of approximately 30 percent, inclusive of known discrete items. We expect full year 2026 Adjusted EBITDA to be in a range of $525 million to $545 million. We expect total Capital Expenditures for the full year 2026 to be between $137.5 million and $162.5 million.

For the second quarter 2026, we expect Net Income Attributable to GEO Operations to be in a range of $33 million to $39 million, or $0.25 to $0.29 per diluted share, on quarterly revenues of $715 million to $725 million. We expect second quarter 2026 Adjusted EBITDA to be between $130 million and $135 million.

We believe there are several sources of potential upside that are not currently included in our guidance. With respect to revenues, sources of potential upside include additional growth in our Secure Services segment from the reactivation of additional idle facilities and/or higher overall populations across our active facilities; additional volume increases and/or accelerated technology and service mix shift in our ISAP contract; additional revenue from higher utilization of our skip tracing services contract; and additional growth in our secure transportation services segment. With respect to expenses, our guidance assumes a more moderate contribution from labor cost savings for the balance of 2026.

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Contact: Pablo E. Paez		(866) 301 4436
Executive Vice President, Corporate Relations

N E W S R E L E A S E

Balance Sheet

At the end of the first quarter 2026, we had approximately $80 million in cash on hand and approximately $1.61 billion in total debt, resulting in total net debt of approximately $1.53 billion and total net leverage below 3.2 times Adjusted EBITDA for the trailing 12 months. With the recent expansion of our Revolving Credit Facility by $100 million, which we announced in January 2026, we believe we have substantial liquidity to support our diverse capital needs.

Share Repurchase Program

During the first quarter of 2026, we repurchased approximately 3.6 million shares of GEO common stock at an aggregate cost of approximately $50 million. As of March 31, 2026, we had repurchased approximately 8.5 million shares of GEO common stock at an aggregate cost of approximately $141 million under our $500 million share repurchase authorization, bringing our current outstanding share count to approximately 133.7 million and leaving approximately $359 million of repurchase authorization available under the share repurchase program.

Repurchases of GEO’s outstanding common stock will be made in accordance with applicable securities laws and may be made at our senior management’s discretion from time to time in the open market, by block purchase, through privately negotiated transactions, pursuant to a trading plan, or otherwise in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The authorization for the share repurchase program may be extended, increased, decreased, suspended or terminated by our Board of Directors in its discretion at any time. Repurchases of the Company’s common stock (and the timing thereof) will depend upon market conditions, regulatory requirements, the Company’s existing obligations, including its Credit Agreement, other corporate liquidity requirements and priorities and other factors as may be considered in the Company’s sole discretion. The authorization for the share repurchase program does not obligate GEO to purchase any particular amount of the Company’s common stock.

Conference Call Information

We have scheduled a conference call and webcast for today at 11:00 AM (Eastern Time) to discuss our first quarter 2026 financial results as well as our outlook. The call-in number for the U.S. is 1-877-250-1553 and the international call-in number is 1-412-542-4145. In addition, a live audio webcast of the conference call may be accessed on the Webcasts section under the News, Events and Reports tab of GEO’s investor relations webpage at investors.geogroup.com. A replay of the webcast will be available on the website for one year. A telephonic replay of the conference call will be available through May 13, 2026, at 1-855-669-9658 (U.S.) and 1-412-317-0088 (International). The participant passcode for the telephonic replay is 8366763.

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Contact: Pablo E. Paez		(866) 301 4436
Executive Vice President, Corporate Relations

N E W S R E L E A S E

About The GEO Group

The GEO Group, Inc. (NYSE: GEO) is a leading diversified government service provider, specializing in design, financing, development, and support services for secure facilities, processing centers, and community reentry centers in the United States, Australia, South Africa, and the United Kingdom. GEO’s diversified services include enhanced in-custody rehabilitation and post-release support through the award-winning GEO Continuum of Care®, secure transportation, electronic monitoring, community-based programs, and correctional health and mental health care. GEO’s worldwide operations include the ownership and/or delivery of support services for 96 facilities totaling approximately 75,000 beds, including idle facilities and projects under development, with a workforce of up to approximately 20,000 employees.

Reconciliation Tables and Supplemental Information

GEO has made available Supplemental Information which contains reconciliation tables of Net Income Attributable to GEO Operations to Adjusted Net Income, and Net Income to EBITDA and Adjusted EBITDA, along with supplemental financial and operational information on GEO’s business and other important operating metrics. The reconciliation tables are also presented herein. Please see the section below titled “Note to Reconciliation Tables and Supplemental Disclosure - Important Information on GEO’s Non-GAAP Financial Measures” for information on how GEO defines these supplemental Non-GAAP financial measures and reconciles them to the most directly comparable GAAP measures. GEO’s Reconciliation Tables can be found herein and in GEO’s Supplemental Information available on GEO’s investor webpage at investors.geogroup.com.

Note to Reconciliation Tables and Supplemental Disclosure –

Important Information on GEO’s Non-GAAP Financial Measures

Adjusted Net Income, EBITDA, and Adjusted EBITDA are non-GAAP financial measures that are presented as supplemental disclosures. GEO has presented herein certain forward-looking statements about GEO’s future financial performance that include non-GAAP financial measures, including Net Debt, Net Leverage, and Adjusted EBITDA. The determination of the amounts that are included or excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. While we have provided a high level reconciliation for the guidance ranges for full year 2026, we are unable to present a more detailed quantitative reconciliation of the forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures. The quantitative reconciliation of the forward-looking non-GAAP financial measures will be provided for completed annual and quarterly periods, as applicable, calculated in a consistent manner with the quantitative reconciliation of non-GAAP financial measures previously reported for completed annual and quarterly periods.

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Contact: Pablo E. Paez		(866) 301 4436
Executive Vice President, Corporate Relations

N E W S R E L E A S E

Net Debt is defined as gross principal debt less cash on hand. Net Leverage is defined as Net Debt divided by Adjusted EBITDA.

EBITDA is defined as net income adjusted by adding provisions for income tax, interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for net loss attributable to non-controlling interests, stock-based compensation expenses, pre-tax, transaction fees, pre-tax, employee restructuring expenses, pre-tax, close-out expenses, pre-tax, other non-cash revenue and expenses, pre-tax, and certain other adjustments as defined from time to time. Given the nature of our business as a real estate owner and operator, we believe that EBITDA and Adjusted EBITDA are helpful to investors as measures of our operational performance because they provide an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures, and to fund other cash needs or reinvest cash into our business.

We believe that by removing the impact of our asset base (primarily depreciation and amortization) and excluding certain non-cash charges, amounts spent on interest and taxes, and certain other charges that are highly variable from year to year, EBITDA and Adjusted EBITDA provide our investors with performance measures that reflect the impact to operations from trends in occupancy rates, per diem rates and operating costs, providing a perspective not immediately apparent from net income. The adjustments we make to derive the non-GAAP measures of EBITDA and Adjusted EBITDA exclude items which may cause short-term fluctuations in income from continuing operations and which we do not consider to be the fundamental attributes or primary drivers of our business plan and they do not affect our overall long-term operating performance. EBITDA and Adjusted EBITDA provide disclosure on the same basis as that used by our management and provide consistency in our financial reporting, facilitate internal and external comparisons of our historical operating performance and our business units and provide continuity to investors for comparability purposes.

Adjusted Net Income is defined as net income attributable to GEO operations adjusted for certain items which by their nature are not comparable from period to period or that tend to obscure GEO’s actual operating performance, including for the periods presented transaction fees, pre-tax, employee restructuring expenses, pre-tax, close-out expenses, pre-tax, and tax effect of adjustments to net income attributable to GEO operations.

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Contact: Pablo E. Paez		(866) 301 4436
Executive Vice President, Corporate Relations

N E W S R E L E A S E

Safe-Harbor Statement

This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially and adversely affect actual results, including statements regarding GEO’s financial guidance for the full year and second quarter of 2026, the $500 million share repurchase program authorized by GEO’s Board of Directors, the anticipated timing and annualized revenues related to the activation of certain facilities and new and amended contracts, GEO’s ability to capture additional growth opportunities, and the Company’s efforts to strengthen its capital structure and enhance shareholder value through capital returns. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” or “continue” or the negative of such words and similar expressions. Risks and uncertainties that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to meet its financial guidance for the full year and second quarter of 2026 given the various risks to which its business is exposed; (2) GEO’s ability to execute on the $500 million share repurchase program authorized by GEO’s Board of Directors on the timeline it expects or at all; (3) GEO’s ability to deleverage and repay, refinance or otherwise address its debt maturities in an amount and on terms commercially acceptable to GEO, and on the timeline it expects or at all; (4) GEO’s ability to identify and successfully complete any potential sales of company-owned assets and businesses or potential acquisitions of assets or businesses on commercially advantageous terms on a timely basis, or at all; (5) changes in federal and state government policy, orders, directives, legislation and regulations that affect public-private partnerships with respect to secure, correctional and detention facilities, processing centers and reentry centers; (6) changes in federal immigration policy; (7) public and political opposition to the use of public-private partnerships with respect to secure correctional and detention facilities, processing centers and reentry centers; (8) the impact of any future global pandemic on GEO and GEO’s ability to mitigate the risks associated with such pandemic; (9) GEO’s ability to sustain or improve company-wide occupancy rates at its facilities; (10) fluctuations in GEO’s operating results, including as a result of contract activations, contract terminations, contract renegotiations, changes in occupancy levels and increases in GEO’s operating costs; (11) general economic and market conditions, including changes to governmental budgets and its impact on new contract terms, contract renewals, renegotiations, per diem rates, fixed payment provisions, and occupancy levels; (12) GEO’s ability to address inflationary pressures related to labor related expenses and other operating costs; (13) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (14) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (15) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (16) GEO’s ability to successfully pursue growth opportunities and continue to create shareholder value; (17) GEO’s ability to obtain financing or access the capital markets in the future on acceptable terms or at all; (18) any adverse impact on GEO’s financial results caused by any past or future federal government shutdown; (19) risks associated with the U.S. Supreme Court agreeing to hear GEO’s appeal in the Nwauzor Case and GEO’s ability to prevail on the merits; and (20) other factors contained in GEO’s Securities and Exchange Commission periodic filings, including its Form 10-K, 10-Q and 8-K reports, many of which are difficult to predict and outside of GEO’s control.

Contact: Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations

N E W S R E L E A S E

First quarter 2026 financial tables to follow:

Condensed Consolidated Balance Sheets*

(Unaudited)

	As of March 31, 2026	As of December 31, 2025
	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$80,217	$68,995
Restricted cash and cash equivalents	—	2,998
Accounts receivable, less allowance for doubtful accounts	573,375	593,463
Prepaid expenses and other current assets	45,272	53,073

Total current assets	$698,864	$718,529
Restricted Cash and Investments	188,261	179,366
Property and Equipment, Net	1,870,534	1,884,198
Operating Lease Right-of-Use Assets, Net	67,340	72,294
Deferred Income Tax Assets	9,396	9,396
Intangible Assets, Net (including goodwill)	871,445	873,360
Other Non-Current Assets	106,398	106,479

Total Assets	$3,812,238	$3,843,622

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$59,075	$58,727
Accrued payroll and related taxes	107,610	82,086
Accrued expenses and other current liabilities	214,208	197,530
Operating lease liabilities, current portion	16,107	17,193
Current portion of finance lease obligations, and long-term debt	1,344	1,355

Total current liabilities	$398,344	$356,891
Deferred Income Tax Liabilities	99,689	99,689
Other Non-Current Liabilities	176,205	176,083
Operating Lease Liabilities	53,527	57,557
Long-Term Debt	1,588,917	1,649,268
Total Shareholders’ Equity	1,495,556	1,504,134

Total Liabilities and Shareholders’ Equity	$3,812,238	$3,843,622

*	All figures in ‘000s

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Contact: Pablo E. Paez		(866) 301 4436
Executive Vice President, Corporate Relations

N E W S R E L E A S E

Condensed Consolidated Statements of Operations*

(Unaudited)

	Q1 2026	Q1 2025
	(unaudited)	(unaudited)
Revenues	$705,213	$604,647
Operating expenses	521,509	453,778
Depreciation and amortization	33,830	32,136
General and administrative expenses	60,575	57,749

Operating income	89,299	60,984
Interest income	1,672	1,997
Interest expense	(38,301)	(42,441)

Income before income taxes and equity in earnings of affiliates	52,670	20,540
Provision for income taxes	15,026	1,826
Equity in earnings of affiliates, net of income tax provision	662	828

Net income	38,306	19,542
Less: Net loss attributable to noncontrolling interests	28	16

Net Income Attributable to The GEO Group, Inc. Operations	$38,334	$19,558

Weighted Average Common Shares Outstanding:
Basic	132,612	137,143
Diluted	134,055	140,915
Net Income per Common Share Attributable to The GEO Group, Inc. Operations
Basic:
Net income per share — basic	$0.29	$0.14

Diluted:
Net income per share — diluted	$0.29	$0.14

*	All figures in ‘000s, except per share data

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Contact: Pablo E. Paez		(866) 301 4436
Executive Vice President, Corporate Relations

N E W S R E L E A S E

Reconciliation of Net Income to EBITDA and Adjusted EBITDA,

and Net Income Attributable to GEO Operations to Adjusted Net Income*

(Unaudited)

	Q1 2026	Q1 2025
	(unaudited)	(unaudited)
Net income	$38,306	$19,542
Add:
Income tax provision **	15,242	2,056
Interest expense, net of interest income	36,629	40,444
Depreciation and amortization	33,830	32,136

EBITDA	$124,007	$94,178

Add (Subtract):
Net loss attributable to noncontrolling interests	28	16
Stock based compensation expenses, pre-tax	7,766	6,488
Transaction fees, pre-tax	166	55
Employee restructuring expenses, pre-tax	199	—
Close-out expenses, pre-tax	20	—
Other non-cash revenue & expenses, pre-tax	(775)	(972)

Adjusted EBITDA	$131,411	$99,765

Net Income Attributable to The GEO Group, Inc. Operations	$38,334	$19,558
Transaction fees, pre-tax	166	55
Employee restructuring expenses, pre-tax	199	—
Close-out expenses, pre-tax	20	—
Tax effect of adjustment to net income attributable to GEO Operations (1)	(97)	(14)

Adjusted Net Income	$38,622	$19,599

Weighted average common shares outstanding - Diluted	134,055	140,915

Adjusted Net Income per Diluted Share	$0.29	$0.14

*	All figures in ‘000s.
**	Includes income tax provision on equity in earnings of affiliates.
(1)	Tax adjustment related to transaction fees, employee restructuring expenses, and close-out expenses.

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Contact: Pablo E. Paez		(866) 301 4436
Executive Vice President, Corporate Relations

N E W S R E L E A S E

2026 Outlook/Reconciliation

(In thousands, except per share data)

(Unaudited)

	FY 2026
Net Income Attributable to GEO Operations	$153,000	to	$166,000
Net Interest Expense	144,500		145,500
Income Taxes (including income tax provision on equity in earnings of affiliates)	63,650		68,150
Depreciation and Amortization	139,000		140,500
Non-Cash Stock Based Compensation	23,500		23,500
Other Non-Cash	1,350		1,350

Adjusted EBITDA	$525,000	to	$545,000

Net Income Attributable to GEO Operations Per Diluted Share	$1.15	to	$1.25
Weighted Average Common Shares Outstanding-Diluted	133,000		133,000
CAPEX
Growth	20,000	to	30,000
Technology	27,500		32,500
Facility Maintenance	90,000		100,000

Capital Expenditures	137,500	to	162,500

Total Debt, Net	$1,475,000		$1,400,000
Total Leverage, Net	2.8		2.6

Note: The above outlook does not include the impact of any potential impact related to one-time legal settlements

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Contact: Pablo E. Paez		(866) 301 4436
Executive Vice President, Corporate Relations